                                                                  EXHIBIT (a)(5)

                 EA ENGINEERING, SCIENCE, AND TECHNOLOGY, INC.

            OFFER TO PURCHASE FOR CASH ALL OF THE OUTSTANDING SHARES
                     OF ITS COMMON STOCK AT $1.60 PER SHARE
                                       by
                     EA Engineering Acquisition Corporation
        A Direct Wholly Owned Subsidiary of EA Engineering Holdings, LLC

 -----------------------------------------------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
          ON THURSDAY, AUGUST 30, 2001, UNLESS THE OFFER IS EXTENDED.
 -----------------------------------------------------------------------------

To Our Clients:

   Enclosed for your consideration are the Offer to Purchase, dated August 1, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") setting forth an offer by EA Engineering Acquisition Corporation, a Delaware corporation ("EA Acquisition"), to purchase all of the outstanding shares of the common stock of EA Engineering, Science, and Technology, Inc. ("EA Engineering"), $.01 par value (the "Shares"), at a price of $1.60 per Share, net to the seller in cash, without interest (the "Purchase Price"), upon the terms and subject to the conditions of the Offer. Also enclosed herewith is certain other material related to the Offer, including a letter to stockholders from Loren D. Jensen, President of EA Acquisition.

   EA Acquisition will purchase all Shares properly tendered and not validly withdrawn, upon the terms and subject to the conditions of the Offer described in the Offer to Purchase. See "Tender Offer--Terms of the Offer" in the Offer to Purchase.

   The Purchase Price will be paid in cash with respect to all Shares purchased, without interest.

   All Shares tendered and not purchased pursuant to the Offer will be returned at EA Acquisition's expense as promptly as practicable following the Expiration Date.

   We are the holder of record of Shares held for your account. As such, a tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us
-------------------------
for your account.

   Accordingly, we request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

   Your attention is invited to the following:

     1. All Shares purchased by EA Acquisition in the Offer will be purchased at $1.60 per share net to the seller in cash without interest and less any required withholding of taxes, upon the terms, and subject to the conditions set forth, in the Offer.

     2. The Offer is for all of the outstanding shares of the common stock of EA Engineering as of August 1, 2001. The Offer is subject to certain conditions set forth in the Offer to Purchase. See "Tender Offer-- Conditions of the Offer" of the Offer to Purchase.

     3. The Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on Thursday, August 30, 2001, unless the Offer is extended. Your instructions to us should be forwarded to us in ample time to permit us to submit a tender on your behalf.

     4. Tendering stockholders will not be obligated to pay any brokerage commissions or solicitation fees on the purchase by EA Acquisition of Shares in the Offer. If you hold your shares with your broker or bank, we urge you to consult with your broker or bank to determine whether service charges or other fees are applicable. Any stock transfer taxes applicable to the purchase of Shares by EA Acquisition pursuant to the Offer will be paid by EA Acquisition, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

   The Board of Directors of EA Engineering, based on the unanimous recommendation of a special committee of independent directors, has unanimously approved the making of the Offer and recommends that stockholders tender their shares pursuant to the offer.

   If you wish to have us tender any or all of your Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer to Purchase, please so instruct us by completing, executing and returning to us the attached Instruction Form. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

   The Offer is being made to all holders of Shares. EA Acquisition is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If EA Acquisition becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, EA Acquisition will make a good faith effort to comply with such law. If, after such good faith effort, EA Acquisition cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

                                INSTRUCTION FORM

WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL OF THE OUTSTANDING SHARES OF
                  COMMON STOCK OF EA ENGINEERING, SCIENCE, AND
                      TECHNOLOGY, INC. AT $1.60 PER SHARE

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 1, 2001, and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") in connection with the Offer by EA Engineering Acquisition Corporation ("EA Acquisition") to purchase all of the outstanding shares of the common stock of EA Engineering, Science, and Technology, Inc., $.01 par value (the "Shares"), at a price of $1.60 per Share net to the seller, in cash, without interest, upon the terms and subject to the conditions of the Offer.

   This will instruct you, the holder of record, to tender to EA Acquisition the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions of the Offer.

                                SHARES TENDERED

[_]If fewer than all Shares are to be tendered, please check the box and indicate below the aggregate number of Shares to be tendered by us.

                            ________________Shares

Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

     The method of delivery of this document is at the election and risk of the tendering stockholders. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

Sign Here:_____________________________________________________________________

_______________________________________________________________________________
Signature(s)

Name(s):_______________________________________________________________________

_______________________________________________________________________________
(Please print name(s))

Address(es):___________________________________________________________________

_______________________________________________________________________________
(Include Zip Code)

Dated: _________ , 2001  ______________________________________________________
                            (Tax Identification or Social Security Number(s))